Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

FOR IMMEDIATE RELEASE

JPMorgan Chase Announces Redemption of €750 Million of

Fixed/Floating Rate Subordinated Notes

New York, February 13, 2015 – JPMorgan Chase & Co. (NYSE: JPM) today announced that the following series of fixed/floating rate callable subordinated notes will be redeemed on the redemption date indicated:

Amount	CUSIP/ISIN	Redemption Date
€750,000,000	XS0246862485	March 31, 2015

The entire outstanding principal amount of this series of notes will be redeemed. The amount payable upon redemption will be 100% of the principal amount of the notes, plus accrued and unpaid interest thereon (if any) to, but not including, the redemption date. Notice of this redemption will be dispatched through the relevant clearing systems within the notice period provided for this series of notes.

Payment of the redemption amount will be paid upon presentation and surrender of the notes at the offices of The Bank of New York Mellon at One Canada Square, London E14 5AL, England.

This redemption is not expected to have a material impact on JPMorgan Chase’s earnings.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Media Contact:	Jennifer Kim	212.622.7068
Investor Contact:	Sarah Youngwood	212.270.7325